EXHIBIT 10(5)

PFIZER INC
NONFUNDED DEFERRED COMPENSATION AND
SUPPLEMENTAL SAVINGS PLAN

Amended and Restated as of February 1, 2002

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SECTION 1. CONTINUATION AND PURPOSE OF THE PLAN.

     1.1 Continuation. There is hereby continued for the benefit of Members an unfunded plan of deferred compensation known as the “Pfizer Inc Nonfunded Deferred Compensation and Supplemental Savings Plan.”

     1.2 Purpose. The purpose of this Plan is to provide a means by which an Eligible Employee may, in certain circumstances, elect to defer receipt of a portion of his “Regular Earnings.” The Plan also provides that the Company will, in certain instances, credit the Account of a Member with Employer Accruals.

     1.3 Description of the Plan. The Plan became effective July 1, 1983 and is amended and restated effective February 1, 2002, except as otherwise provided herein. For purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, the Plan shall be treated as two separate, unfunded plans. One plan shall be an “excess benefit plan” within the meaning of Section 3(36) of ERISA, and shall be comprised of accruals under the Plan that are made solely because of the applicable limitations under Section 415 of the Code, plus earnings thereon. All other accruals under the Plan, plus earnings thereon, shall be treated as made under a separate “top-hat” plan maintained by the Company primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, within the meanings of Sections 201(a)(2) and 401(a)(1) of ERISA. Separate accounts shall be maintained under the Plan for each Member, as applicable, to account for excess benefit plan accruals and earnings, and top-hat plan accruals and earnings.

SECTION 2. DEFINITIONS.

     The following words and phrases as used in this Plan have the following means:

     2.1 Account. The term “Account” shall mean a Member’s individual account(s), as described in Section 5 of the Plan.

     2.2 Board of Directors. The term “Board of Directors” means the Board of Directors of the Company.

     2.3 Code. The term “Code” means the Internal Revenue Service Code of 1986, as amended.

     2.4 Committee. The term “Committee” means the Committee, as described in the Qualified Plan, or any other person or entity that the Committee has authorized to act on its behalf under the Plan.

     2.5 Company. The term “Company” means Pfizer Inc, a Delaware corporation, and any successor corporation.

     2.6 Controlled Group. The term “Controlled Group” means the Company and any other entity in which the Company owns directly or indirectly 30 percent or more of the value or voting power.

     2.7 Eligible Employee. The term “Eligible Employee” means any “Member” under the Qualified Plan (i) who receives Regular Earnings for any Plan Year in excess of the limitation of Section 401(a)(17) of the Code, (ii) whose account under the Qualified Plan is credited with “annual additions,” as defined in Section 415(c)(2) of the Code, during any Plan Year equal to the maximum permitted under Section 415(c)(1)(A) of the Code, (iii) who is otherwise credited with Employer Accruals, or (iv) who is a member of a select group of management or highly compensated employees and is designated as an Eligible Employee by the Committee.

     2.8 Employer. The term “Employer” means the Company and any other member of the Controlled Group which is also an “Associate Company” under the Qualified Plan.

     2.9 Employer Accrual. The term “Employer Accrual” means the amounts described in Section 4.

     2.10 Excess Regular Earnings. The term “Excess Regular Earnings” means (i) the portion of a Member’s Regular Earnings earned during a Plan Year that exceeds the Limitation on compensation taken into account under Section 401(a)(17) of the Code, (ii) all Regular Earnings earned after the Member becomes subject to the Limitation on contributions to defined contribution plans under Section 415(c)(1)(A) of the Code, to the extent not included in (i) above, (iii) a bonus deferred under the Pfizer Inc Deferred Compensation Plan, or (iv) any other compensation determined by the Committee to be compensation for purposes of this Plan .

     2.11 Excess Regular Earnings Deferrals. The term “Excess Regular Earnings Deferrals” means the portion of a Member’s Excess Regular Earnings that the Member elects to defer under the terms of the Plan.

     2.12 Limitation(s). The term “Limitation(s)” means the limitation on contributions to defined contribution plans under Section 415(c)(1)(A) of the Code, and on compensation taken into account under Section 401(a)(17) of the Code.

     2.13 Member. The term Member means an Eligible Employee who elects to have Excess Regular Earnings Deferrals made to the Plan or is otherwise credited with an Employer Accrual.

     2.14 Payment Options. The term “Payment Option” means the following forms of payment under which a Member may elect to receive amounts credited to his Account upon his termination of employment with the Controlled Group: (i) single sum payable as soon as practicable following the end of the Plan Year in which the Member terminates employment with the Controlled Group, or (ii) substantially equal annual installment payments over a period of two to twenty years commencing as soon as practicable following the end of the Plan Year in which the Member terminates employment with the Controlled Group. Where payment of the Account is made in installment payments, the first installment shall be a fraction of the value of the Member’s Account as of the applicable valuation date, the numerator of which is one (1) and the denominator of which is the total number of installments remaining to be paid at that time. Each subsequent installment shall be calculated in the same manner, except that the denominator shall be reduced by the number of installments that have been paid previously.

     2.15 Plan. The term “Plan” means the “Pfizer Inc Nonfunded Deferred Compensation and Supplemental Savings Plan,” as set forth herein and as amended from time to time.

     2.16 Plan Year. The term “Plan Year” means the calendar year.

     2.17 Qualified Plan. The term “Qualified Plan” means the Pfizer Savings Plan, as amended from time to time.

     2.18 Regular Earnings. The term “Regular Earnings” shall have the meaning given such term under the Qualified Plan.

SECTION 3. PARTICIPATION.

     3.1 Designation of Eligible Employees. The Committee in its sole and absolute discretion will designate as Eligible Employees those employees who satisfy the terms of Section 2.7 and are eligible to participate in the Plan. The Committee in its sole and absolute discretion may terminate the designation of an employee as an Eligible Employee at any time.

     3.2 Election to Make Excess Regular Earnings Deferrals. An Eligible Employee may elect at any time after becoming eligible to begin making Excess Regular Earnings Deferrals by filing an election with the Committee or its authorized designee in accordance with this Section 3 and any rules established by the Committee. Such election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee or its authorized designee.

     3.3 Amendment or Suspension of Election. Members may change (including, suspend) their existing Excess Regular Earnings Deferrals election under this Plan during the Plan Year by filing a new election in accordance with the prescribed administrative guidelines. Such new election will be effective on a prospective basis beginning with the payroll period that occurs as soon as administratively practicable following receipt of the election by the Committee or its authorized designee. A Member shall not be permitted to make up suspended Excess Regular Earnings Deferrals, and during any period in which a Member’s Excess Regular Earnings Deferrals are suspended, the Employer Accruals under the Plan with respect to Excess Regular Earnings Deferrals shall also be suspended. A Member who receives a hardship withdrawal under the Qualified Plan shall be suspended from making Excess Regular Earnings Deferrals hereunder for a period of six (6) months from the date of such withdrawal.

     3.4 Amount of Elections. Each election filed by an Eligible Employee must specify the amount of Excess Regular Earnings Deferrals in a whole percentage from 1% to 20% of the Member’s Excess Regular Earnings unless the Committee establishes a lesser percentage for the Plan Year; provided, however, that, with respect to an Eligible Employee who is also eligible to participate in the Qualified Plan, the rate of Excess Regular Earnings Deferrals hereunder for any payroll period shall not exceed the rate at which the Member was contributing to the Qualified Plan on a combined pre-tax and post-tax basis for the current year.

SECTION 4. EMPLOYER ACCRUALS.

     4.1 General Rule.

     An Employer Accrual will be credited to a Member’s Account with respect to the eligible portion of Excess Regular Earnings Deferrals of such Member at the applicable rate of “Matching Contributions” with respect to “After-Tax Contributions” and “Before-Tax Contributions” under the Qualified Plan. The Employer Accrual shall be credited as soon as practicable following the payroll period for which the Excess Regular Earnings Deferrals are made. The eligible portion of a Member’s Excess Regular Earnings Deferrals shall be limited to six percent (6%) of such Excess Regular Earnings for each payroll period. In addition, an Employer Accrual will be credited as of the end of each Plan Year to a Member’s Account equal to the difference between (i) the amount that would have been credited to the Member’s account under the Qualified Plan as a “Matching Contribution,” including Additional Contribution, if any, if the Limitations were not applicable to the Member under the Qualified Plan during such Plan Year and (ii) the “Matching Contributions,” including Additional Contributions, if any, actually credited to the Member’s account under the Qualified Plan during such Plan Year. Lastly, an Employer Accrual will be credited to the Account of a Member who elects to defer his bonus under the Warner-Lambert Company Incentive Compensation Plan (“ICP”). The amount of such Employer Accrual will be equal to the product of: (i) six percent (6%) of the bonus deferred under the ICP, and (ii) the applicable rate of “Matching Contributions” with respect to “After-Tax Contributions” and “Before-Tax Contributions” under the

Qualified Plan. The Employer Accrual shall be credited as soon as practical following the payroll period in which the bonus is deferred.

     4.2 Special Employer Accrual for Certain Former Warner-Lambert Employees.

     In the case of any Eligible Employee who (i) was an “Eligible Participant” under the Warner-Lambert Savings and Stock Plan as in effect on January 31, 2002 (the “Warner-Lambert Plan”), (ii) is a participant under the Warner-Lambert Enhanced Severance Plan on May 15, 2003, (iii) has completed at least three years of Plan membership (including Warner-Lambert Plan membership) under the Qualified Plan as of May 15, 2003, and (iv) was an Eligible Employee on May 15, 2003, an Employer Accrual shall be credited to such Eligible Employee’s Account in an amount equal to the difference between (a) and (b) below:

          (a) the “Matching Contribution” which would have been made to the Eligible Employee’s account under the Qualified Plan with respect to the period June 1, 2002 through May 15, 2003 if such “Matching Contribution” had been based on the terms of Article 5 of the Warner-Lambert Plan, assuming an additional matching contribution rate of 65%; and

          (b) the “Matching Contribution” actually made to the Eligible Employee’s account under the Qualified Plan with respect to the period June 1, 2002 through May 15, 2003.

This Employer Accrual shall be credited as soon as practicable following the payroll period which includes May 15, 2003.

     4.3 Special Employer Accrual for Certain Former Agouron Employees.

     In the case of any Eligible Employee who (i) was an “Eligible Employee” under the Agouron Pharmaceuticals, Inc. 401(k) Plan as in effect on January 31, 2002 (the “Agouron Plan”), (ii) was a participant under the Warner-Lambert Enhanced Severance Plan on May 15, 2003, and (iii) was an Eligible Employee on May 15, 2003, an Employer Accrual shall be credited to such Eligible Employee’s Account in an amount equal to the difference between (a) and (b) below:

     (a)  the “Matching Contribution” which would have been made to the Eligible Employee’s account under the Qualified Plan with respect to the period June 1, 2002 through May 15, 2003 if such “Matching Contribution” had been based on the terms of Article 6.4 of the Agouron Plan, assuming an additional matching contribution rate of 35%; and

     (b)  the “Matching Contribution” actually made to the Eligible Employee’s Account under the Qualified Plan with respect to the period June 1, 2002 through May 15, 2003.

This Employer Accrual shall be credited as soon as practicable following the payroll period which includes May 15, 2003.

SECTION 5.   INDIVIDUAL ACCOUNT.

     5.1 Creation of Accounts. The Company will maintain an Account under the Plan in the name of each Member. Each Member’s Account will be credited with the amount of the Member’s Excess Regular Earnings Deferrals, Employer Accruals, and will be adjusted for earnings and losses thereon. In the case of Members covered under both the “excess benefit” and “top-hat” portions of the Plan, separate accounts will be maintained to reflect the Members’ interest in each such portion of the Plan.

     5.2 Payment Account Option Election. Each Member shall elect the particular Payment Option that is to apply to amounts credited to the Member’s Account. In order for a Payment Option election to be effective, it must be made (i) no later than ninety (90) days (one hundred and eighty (180) days for employment terminations on or after January 1, 2003) prior to the date the Member terminates employment with the Controlled Group, and (ii) in a taxable year preceding the taxable year in which payment would otherwise be made or commence. In the absence of a timely election, payment of the Member’s Account will be made in accordance with the most recent Payment Option election which satisfies the requirements of the immediately preceding sentence or, in the absence of any such Payment Option election, in five (5) substantially equal annual installments commencing as soon as practicable following the end of the Plan Year in which the Member terminates employment with the Controlled Group. The foregoing notwithstanding, in any case where the value of the Member’s Plan Account is less than ten percent (10%) of the value of the Member’s interest in both the Plan and the Qualified Plan, payment of the Member’s Account shall be made in a lump sum as soon as practicable following the end of the Plan Year in which the Member terminates employment with the Controlled Group. Upon a Member becoming “Disabled,” as determined under the Qualified Plan, the balance of the Member’s Account shall be paid in a lump sum as soon as practicable after such determination is made.

     5.3 Investments. All Excess Regular Earnings Deferrals will be credited with an amount equal to the amount which would have been earned had such amounts been actually invested in one or more of the “Funds” (other than the Pfizer Match Fund) available for investment under the Qualified Plan, as the Member may elect from time to time, in one percent (1%) increments. The portion of the Member’s Account attributable to Employer Accruals shall be deemed to be invested in the Pfizer Match Fund. Rules similar to those which govern the Qualified Plan shall apply for purposes of determining the value of the deemed investments and the timing, frequency and permissibility of investment transfers, except that no diversification of Employer Accruals which are deemed to be invested in the Pfizer Match Fund shall be permitted. No provision of this Plan shall require the Company or any other Employer to actually invest any amount in any “Fund” or in any other investment vehicle. The Plan is an unfunded plan that is not subject to the funding requirements of ERISA, meaning that there are no actual investments held in a trust. The Accounts represent unsecured obligations of the Company, and no funds are set aside from the Company’s general assets to cover such Accounts. The Plan is subject to the full faith and credit of the Company, and Members would be general creditors in the event of the Company’s insolvency.

     With respect to a Member subject to Section 16 of the Securities Exchange Act of 1934, an election to transfer a portion of his Account into, or out of, the “Pfizer Company Stock Fund” shall be permitted only if the Member has not elected during the immediately preceding six months to transfer out of, or into, such Fund within this Plan, the Pfizer Company Stock Fund under the Qualified Plan or the unit account within the Pfizer Inc Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors, the

Pfizer Inc Retainer Units Award Plan for Non-Employee Directors, or the Pfizer Inc Deferred Compensation Plan.

SECTION 6.   PAYMENT.

     6.1 Payment of Benefits. A Member shall be paid the balance of his Account following termination of employment in accordance with the Payment Option elected by the Member. Upon the death of a Member, the Member’s beneficiary shall be paid the balance of the Member’s Account in a lump sum as soon as practicable after the death of the Member.

     6.2. Benefits Subject to Withholding. The benefits payable under this Plan shall be subject to the deduction of any federal, state, or local income taxes, employment taxes or other taxes which are required to be withheld from such payments by applicable laws and regulations. Any employment taxes owed by the Member with respect to any deferral, accrual or benefit payable under this Plan may be withheld from other compensation of the Member in the year in which such tax liability accrues.

SECTION 7.   NATURE OF INTEREST OF MEMBER.

     Participation in this Plan will not create, in favor of any Member, any rights or lien in or against any of the assets of the Company or any Employer, and all amounts of Excess Regular Earnings deferred hereunder shall at all times remain an unrestricted asset of the Company or the Employer. A Member’s rights to benefits payable under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, or encumbrance. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Member or any person, and the Company’s and each Employer’s promise to pay benefits hereunder shall at all times remain unfunded as to the Member.

SECTION 8.   BENEFICIARY DESIGNATION.

     A Member’s beneficiary under this Plan will automatically be the same as such Member’s beneficiary under the Qualified Plan unless a separate designation of beneficiary form for this Plan has been properly filed with the Committee or its authorized designee in accordance with any rule established by the Committee. In the absence of a designation of specific beneficiary under either the Qualified Plan or this Plan, which beneficiary survives the Member, upon the Member’s death, payment of his Account shall be made to his estate in a lump sum as soon as practicable.

SECTION 9.    ADMINISTRATION.

     9.1 Committee. This Plan will be administered by the Committee.

     9.2 Powers of the Committee. The Committee’s powers under this Plan are the same as are described in the Qualified Plan and include, but are not limited to, the power:

(i) to determine who are Eligible Employees for purposes of participation in the Plan;

(ii) to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan, including without limitation, the right to remedy possible ambiguities, inconsistencies, or omissions by a general rule or particular decision; and

(iii) to adopt rules consistent with the Plan.

     9.3 Claims Procedure. The Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan including the right to construe disputed or doubtful Plan terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. Any claim by a Member or any other person for any benefit alleged to be due under the Plan shall be made in writing to the Committee. Within 90 days of the filing of such claim, unless special circumstances require an extension of such period, such person will be given notice in writing of the approval or denial of the claims. If the claim is denied, the notice will set forth the reason for the denial, the Plan provisions on which the denial is based, an explanation of what other material or information, if any, is needed to perfect the claim, and an explanation of the claims review procedure. The claimant may request a review of such denial within 60 days of the date of receipt of such denial by filing notice in writing with the Committee. The claimant will have the right to review pertinent Plan documents and to submit issues and comments in writing. The Committee will respond in writing to a request for review within 60 days of receiving it, unless special circumstances require an extension of such period. The Committee, in its discretion, may request a meeting to clarify any matters deemed appropriate.

     9.4 Limitation on Period for Filing Claims. No claim for benefits based upon a claim that contributions were not properly made under this Plan shall be approved under this Plan, and no action may be brought for benefits under this Plan pursuant to the denial of such a claim pursuant to Section 9.3 of this Plan, unless such claim for benefits is duly filed under Section 9.3 of this Plan no later than the last day of the second Plan Year beginning after the Plan Year in which the claim alleges that the contributions should have been credited.

SECTION 10.   NO EMPLOYMENT RIGHTS.

     No provisions of the Plan or any action taken by the Company, the Board of Directors, the Committee, or any of their properly authorized representatives shall give any person any right to be retained in the employ of any Employer, and the right and power of the Company or any Employer to dismiss or discharge any Member is specifically reserved.

SECTION 11. AMENDMENT, SUSPENSION, AND TERMINATION.

     The Board of Directors or its authorized designee shall have the rights to amend, suspend, or terminate the Plan at any time, except that the Committee may make non-substantive administrative changes to this Plan so as to conform with or take advantage of governmental requirements, statutes or regulations. No amendment, modification or termination shall, without the consent of a Member, adversely affect the amount of the Member’s benefits in his or her Account as of the date of such amendment, modification or termination. Any modification, amendment or termination may accelerate the time at which any Member is entitled to a distribution. In the event the Plan is terminated, the

Committee shall continue to administer the Plan in accordance with the relevant provisions thereof until the Member’s benefits have been paid hereunder.